UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

 California

(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commission File Number)	(IRS Employer Identification No.)

111 Broadway, Suite 808, New York NY	10016
(Address of principal executive offices)	(zip code)

(855) 881-2852
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

VU1 CORPORATION

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2012 Dr. Scott C. Blackstone, Ph.D. resigned his position as our Chief Executive Officer. Dr. Blackstone was Chief Executive Officer since April 27, 2011. Dr. Blackstone’s resignation did not arise from any disagreement with us or any matter relating to our operations, policies or practices.

On June 11, 2012 our Board of Directors appointed Executive Chairman and President William B. Smith to the position of Chief Executive Officer. Mr. Smith, age 44, has been a member of our Board of Directors since November 5, 2010 and the Non-Executive Chairman since January 20, 2011 and Executive Chairman and President since May 23, 2012. Mr. Smith is the Founder and has been the Chief Executive Officer of Smith Asset Management, Inc. since 1997. Mr. Smith has also been the President and Chief Executive Officer since 2004 of SAM Advisors, LLC, a money management firm spun off from Smith Asset Management, Inc., specializing in distressed public debt and equities trading at discounts to intrinsic value, as well as special situation investments. In addition, Mr. Smith is the founder and has been the Managing Member of SAM Capital Partners, LLC, the General Partner of SAM Special Opportunities Fund, LP (our largest stockholder) since 2009. Other than the following, Mr. Smith engaged in the following related party transactions for the past two years:

•	From January to May, 2012 we paid SAM Advisors, LLC a consulting fee of $12,500 per month for a total of $62,500 for services rendered to the Company.

•	In June 2011, we paid a consulting fee of $50,000 to SAM Advisors, LLC for services rendered to the Company.

•	In August 2011, we paid a consulting fee of $25,000 to Mr. Smith for services rendered to the Company.

•	From January 13, 2010 to September 27, 2010, SAM Special Opportunity Fund, LP, an investment partnership advised by SAM Advisors, LLC advanced an aggregate of $1,601,980 (including $72,089 of prepaid interest) pursuant to a Convertible Note Payable.

•	On September 27, 2010, SAM Special Opportunity Fund, L.P. converted their Convertible Note Payable and related accrued interest totaling $2,833,655 into 354,207 shares of our common stock.

There are no family relationships between Mr. Smith and any of our other executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: June 12, 2012	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer